As filed with the Securities and Exchange Commission on October 30, 2026

Registration No. 333-224042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citizens Community Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5120010
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

2174 East Ridge Center Eau Claire, Wisconsin	54701
(Address of Principal Executive Offices)	(Zip Code)

CITIZENS COMMUNITY BANCORP, INC.

2018 EQUITY INCENTIVE PLAN

(Full title of the plan)

JAMES S. BROUCEK	Copies to:
Chief Financial Officer, Principal Accounting Officer and Treasurer	BRETT D. ANDERSON, ESQ. Taft Stettinius & Hollister LLP
Citizens Community Bancorp, Inc.	2200 IDS Center
2174 East Ridge Center	80 South Eighth Street
Eau Claire, Wisconsin 54701	Minneapolis, Minnesota 55402
(Name and address of agent for service)	(612) 977-8400 (phone)
(612) 977-8650 (fax)
(715) 836-9994
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period forcomplying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

Citizens Community Bancorp, Inc. (the “Registrant”) is filing this post-effective amendment (the “Post-Effective Amendment”) to its Registration Statement on Form S-8 (Registration Statement No. 333-224042) (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share, registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

The Registration Statement, filed with the SEC on March 30, 2018, registered 350,000 shares for issuance under the Citizens Community Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Plan”).

On June 16, 2026, the Registrant’s stockholders approved the Citizens Community Bancorp, Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”). The Registrant determined that, subject to stockholder approval of the 2026 Plan, the only shares available for future grants will be those reserved for issuance thereunder, as any shares available for future grant under the 2018 Plan would be cancelled upon approval of the 2026 Plan.

As a result of the foregoing, the offering contemplated by the Registration Statement has been terminated. In accordance with the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement upon the effectiveness of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eau Claire, State of Wisconsin, on October 30, 2026.

CITIZENS COMMUNITY BANCORP, INC.

By	/s/ James S. Broucek
James S. Broucek
Chief Financial Officer and Treasurer

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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